Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”)

The following summary of the material terms of Bright Green Corporation’s (“we,” “our,” “us” or the “Company”) securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of our certificate of incorporation, as amended and restated (the “Certificate of Incorporation”), and our bylaws, as amended and restated (the “Bylaws”). We urge you to read our Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of which 190,166,318 are issued and outstanding as of April 11, 2024, and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued or outstanding, as of the date hereof.

Common Stock

As of April 11, 2024, there were 190,166,318 shares of our Common Stock outstanding held by approximately 100 stockholders of record. Our Certificate of Incorporation provides that:

●	holders of Common Stock will have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;
●	holders of Common Stock will be entitled to one vote per share on matters to be voted on by stockholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors (the “Board”) in its discretion out of funds legally available therefor;
●	the payment of dividends, if any, on the Common Stock will be subject to the prior payment of dividends on any outstanding preferred stock;
●	upon our liquidation or dissolution, the holders of Common Stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and
●	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Certain Anti-takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

As a Delaware corporation, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally has an anti-takeover effect for transactions not approved in advance by our Board. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of Common Stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of BGC’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

●	upon consummation of the transaction which resulted in the stockholder becoming an interested outstanding, shares owned by:

●	persons who are directors and also officers, and

●	employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors are authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum

Our amended and restated bylaws provides, and current amended and restated certificate of incorporation currently provides, that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the above forum exclusivity provisions. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

The forum selection provision is intended to apply “to the fullest extent permitted by applicable law,” subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the exclusive forum provision will not apply to actions brought under the Securities Act, or the rules and regulations thereunder.

Special meeting of stockholders

Our amended and restated certificate of incorporation further provide that special meetings of our stockholders may be called by the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, the Chief Executive Officer (of if there is no Chief Executive Officer, the President) or the Chairperson of the Board.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely to bring business before our annual meeting of stockholders (other than nominations), a stockholder’s notice needs to be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. To be timely to nominate candidates for election as directors at our annual meeting of stockholders, a record stockholder’s notice shall be received by the Company’s secretary at the principal executive offices of the Company not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that, subject to the other provisions of our amended and restated bylaws, if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by a record stockholder to be timely must be so received not later than the close of business on the later of (i) 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Our amended and restated bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our amended and restated certificate of incorporation provides that authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Removal of directors

Our amended and restated bylaws provide that a member of our Board may be removed from service as a director, with or without cause, only by the affirmative vote of the holders of a majority of the shares of voting stock then outstanding and entitled to vote in an election of directors.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification, except as disclosed below. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “BGXX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Vstock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598. The transfer agent and registrar can be contacted by phone at: (212) 828-8436.